Exhibit 107.1

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Metals Acquisition Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(11)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares(2)	457(c)	45,080,442(2)	$10.075(3)	$454,185,453.15	0.00011020(9)	$50,051.24
	Equity	Ordinary Shares issuable upon exercise of Warrants	457(g)	3,187,500(4)	$12.50(5)	$39,843,750.00	0.00011020(9)	$4,390.78
	Equity	Ordinary Shares issuable upon exercise of Warrants	457(g)	6,535,304(6)	$11.50(7)	$75,155,996.00	0.00011020(9)	$8,282.19
	Equity	Warrants to purchase Ordinary Shares(6)	457(g)	6,535,304(8)	—	—	—	—(10)
	Total Offering Amounts				—	$569,185,199.15	—	$62,724.21
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$62,724.21

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Consists of up to 45,080,442 ordinary shares registered for resale by the selling securityholders, comprising, (i) 22,128,695 ordinary shares issued to certain selling securityholders in connection with the business combination and (ii) 22,951,747 ordinary shares issued to certain selling securityholders under the PIPE financing consummated in connection with the business combination.

(3)

Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the ordinary shares on the New York Stock Exchange on June 26, 2023 ($10.075 per ordinary share).

(4)	Consists of up to 3,187,500 ordinary shares issuable upon exercise of private warrants by the holders thereof.
(5)	The price per share is based upon the exercise price per private warrant of $12.50 per share.
(6)	Consists of up to 6,535,304 ordinary shares issuable upon exercise of private warrants by the holders thereof.
(7)	The price per share is based upon the exercise price per private warrant of $11.50 per share.
(8)	Consists of up to 6,535,304 private warrants that were issued in connection with the business combination and are held by certain selling securityholders.
(9)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.
(10)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the ordinary shares underlying the warrants, and no separate fee is payable for the warrants.
(11)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00011020.